Exhibit 7.01

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required by this Schedule 13D, and any further amendments to such Schedule 13D, need be filed with respect to the ownership by each of the undersigned with respect to the shares of common stock, par value $0.001 per share, of China Shengda Packaging Group Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: October 29, 2012

Nengbin Fang

By: /s/ Nengbin Fang
Name: Nengbin Fang

Dated: October 29, 2012

Wuxiao Fang

By: /s/ Wuxiao Fang
Name: Wuxiao Fang

Dated: October 29, 2012

Congyi Fang

By: /s/ Congyi Fang
Name: Congyi Fang